Exhibit 10.44.2

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (this “Agreement and Release”) is entered into effective as of January 22, 2004 (the “Effective Date”) by and between Michael J. Rusert (“Mr. Rusert”) and Artemis International Solutions Corporation (the “Company”).

BACKGROUND

WHEREAS, Mr. Rusert and the Company are parties to that certain Employment Agreement dated as of January 25, 2002, as amended by that certain First Amendment to Employment Agreement dated as of October 1, 2002 (as so amended, the “Employment Agreement”), pursuant to which Mr. Rusert has served as the President and Chief Executive Officer of the Company from January 25, 2002 through January 16, 2004;

WHEREAS,  Mr. Rusert has resigned as an officer, director and employee of the Company and from any similar positions that he may hold with any of the Company’s subsidiaries effective as of the close of business on January 16, 2004;

WHEREAS, the Company and Mr. Rusert desire to enter into this Agreement and Release to set forth certain agreements between them related to the termination of Mr. Rusert’s relationships with the Company.

NOW,  THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Rusert hereby agree as follows:

AGREEMENT

Section 1.   Resignation.  Mr. Rusert hereby confirms that, effective as of 5:00 p.m., PST, on January 16, 2004, he voluntarily resigned from (i) the offices of President and Chief Executive Officer of the Company, (ii) any other offices that he may have held at such time with the Company or any subsidiary or other affiliate of the Company, (iii) any other positions that he may have held at such time with the Company or any subsidiary or other affiliate of the Company, and (iv) the Board of Directors of the Company and the Board of Directors of any subsidiary or other affiliate of the Company of which he may have been a member at such time, if any.

Section 2.   Transition Assistance/Cooperation.  In order to facilitate a smooth and orderly transition to a new President and Chief Executive Officer, Mr. Rusert shall, to the extent reasonably requested by Company and provided it does not unreasonably interfere with his other employment (including self-employment) or efforts to secure such employment, provide consulting services and otherwise make himself available to assist the Company in effecting such transition on an “as requested, as needed” basis through February 20, 2004, for no more than twenty to twenty-five hours per week.   All services provided by Mr. Rusert pursuant to this Section 2 shall be at no cost to Mr. Rusert.   Mr. Rusert further agrees to cooperate in good faith with the Company in connection with any defense, prosecution or investigation regarding any actual or potential litigation or administrative proceeding in which the Company may be involved as a party or non-party provided and to the extent that it does not unreasonably interfere with his other employment (including self-employment) or efforts to secure such employment.

Section 3.   Payments by the Company.

(a)          As severance pay and in consideration of Mr. Rusert’s agreement to provide transition assistance as provided in Section 2 and in consideration of Mr. Rusert releasing claims as provided in Section 7, the Company shall pay to Mr. Rusert an amount equal to the annual base salary provided for in the Employment Agreement (i.e., $285,000).  Such amount shall be paid as salary continuation payments over the one-year period from January 17, 2004 through January 16, 2005 (and not in a lump sum) in the same periodic installments as his base salary has been paid prior to the date hereof in accordance with the Company’s standard payroll schedule.  Such payments shall be subject to any required withholding for federal, state or local taxes or other amounts required by law to be withheld.

(b)         In addition to the payments provided for in Section 3(a), the Company will provide Mr. Rusert with the benefits set forth in Section 2 of the ADEA Release referred to in Section 7, subject to Mr. Rusert’s compliance with the conditions set forth in such Section 2; provided, however, that the Company will have no further obligation to provide such benefits (i) at any time after the expiration of 21 days from the date Mr. Rusert was first given the ADEA Release for review and consideration unless Mr. Rusert signs the ADEA Release and returns it to the Company prior to such time or (ii) if Mr. Rusert signs the ADEA Release prior to the expiration of such 21 day period but timely revokes the ADEA Release as permitted thereby.

(c)          In addition to the payments referenced above, the Company shall, no later than seven (7) days after the Effective Date, pay to Mr. Rusert, in lawful currency of the United States of America and in lump sum: (i) $6,000.00 as and for earned and unpaid Incentive Compensation due and owing to Mr. Rusert under Section 2 of the Employment Agreement and (ii) $14,250.00 as and for accrued and unpaid vacation pay due and owing to Mr. Rusert, in each case subject to the Company’s normal payroll withholding practices.

(d)         Mr. Rusert acknowledges and agrees that other than the payments provided for in this Section 3 and as provided in the ADEA Release:  (i) he has received all compensation required to be paid under the Employment Agreement, including payment of any accrued vacation pay required to be paid thereunder or under any Company policy applicable to him, and (ii) he is not entitled to any further payments, severance, benefits or reimbursement of any amounts from the Company, whether under the Employment Agreement or otherwise, except such benefits as may be required by law (e.g., COBRA benefits) or under any Company retirement plans.

(e)          The Company and Mr. Rusert acknowledge and agree that, effective as of the close of business on January 16, 2004, all of their respective rights and obligations under the Employment Agreement shall be deemed to have terminated and to be of no further force or effect; provided, however, that the provisions of Section 5 (Non-Solicitation) of the Employment Agreement, which is set forth and restated in Section 12(b) hereof, shall not terminate and shall remain in full force and effect.

Section 4.   Stock Options.   The parties acknowledge that Mr. Rusert holds certain stock options granted to him by the Company pursuant to the Employment Agreement (the “Stock Options”).  The provisions of the agreements evidencing the Stock Options (or any related stock option plan) notwithstanding, Stock Options to purchase 250,000 shares of Common Stock at an exercise price of $1.50 per share shall be deemed vested as of the January 17, 2004 and shall remain exercisable through January 16, 2008.   The parties agree that Mr. Rusert is not required to purchase all shares authorized under the Stock Options at the time of exercise but rather may exercise the Stock Options granted hereunder from time-to-time at any time during the exercise period in such amounts as Mr. Rusert may, in his discretion, elect until such time as all shares of the Company Common Stock represented by said Stock Options have been purchased.  Any other stock options held by Mr. Rusert shall be deemed terminated as of the date of this Agreement and shall not be or become exercisable and Mr. Rusert shall not have any right to receive any further grants of stock options from the Company.   If, after the Effective Date, the Common Stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization (a “Recapitalization”), the numbers of shares subject to the Stock Options granted hereunder shall be adjusted or converted by the same factor or into the same securities as a like number of outstanding shares of Common Stock of the Company would have been adjusted as a result of such Recapitalization.

Section 5.   No Confidentiality.  Recognizing the Company’s legal obligation to make a public announcement of Mr. Rusert’s resignation and to file a copy of this Agreement and Release with the Securities and Exchange Commission, neither party has any expectation of confidentiality with respect to the terms hereof.  The Company shall have the right to file a copy of this Agreement with the Securities and Exchange Commission and to make a public announcement of Mr. Rusert’s resignation.

Section 6.   Mutual Non-Disparagement.

(a)          Mr. Rusert shall not: (i) make any public or private comments disparaging or denigrating the Company or any of its any subsidiaries, or any of their respective affiliated or related business entities, including each of their respective current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders, or (ii) encourage or assist any other person or entity making any such public or private comments.

(b)         The Board of Directors of the Company shall not (i) make any public or private comments disparaging or denigrating Mr. Rusert or (ii) encourage or assist any other person or entity making any such public or private comments.  If any potential or future employer of Mr. Rusert wants to contact the Company for a reference, Mr. Rusert shall direct such individual to contact the Company’s Human Resources Department who shall verify only Mr. Rusert’s job title and dates of employment.

(c)          In the event of any breach or threatened breach of this Section 6 by either party, the non-breaching party shall be entitled to seek injunctive or other equitable relief.  If such party prevails in any such action, the breaching party shall be obligated to reimburse the non-breaching party for any reasonable attorneys’ fees incurred in obtaining such injunctive or equitable relief.  No breach of this Section 6 by either party shall render void or otherwise negate any other provision of this Agreement, all of which shall remain in full force and effect.

(d)         Under no circumstances shall testimony given under oath in any lawsuit, deposition or other legal proceeding be held to constitute a violation of this Section 6.

Section 7.   Release by Mr. Rusert.  In consideration of the promises contained herein, except to the extent specifically identified below, Mr. Rusert hereby freely and voluntarily relieves, releases and discharges the Company, any subsidiaries of the Company, and all of their respective affiliated or related business entities, including each of their respective current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders, for actions or inactions taken in their capacity as such, from any and all claims, actions, causes of action at law or in equity, agreements, contracts, covenants, obligations, demands, liabilities, liens, costs, expenses, or losses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent (collectively “Claims and Losses”), which Mr. Rusert now has, ever had, or hereafter may have as a result of facts or circumstances occurring prior to the Effective Date by reason of or relating to his employment by or other service to the Company or any subsidiary of the Company or the circumstances surrounding the termination thereof, or his service as a director of the Company or any subsidiary of the Company or the circumstances surrounding the termination thereof, including, without limitation, any Claims and Losses arising under any federal, state or local or other governmental law, statute, ordinance, rule or regulation, including but not limited to (i) Claims and Losses arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the California Fair Employment and Housing Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, as amended, the California Family Rights Act, as amended, the California Labor Code, as amended, (ii) Claims and Losses related to or arising out of alleged acts of discrimination on the basis of the following, including but not limited to, race or national origin, sex or sexual harassment, (iii) Claims and Losses related to or arising out of any actual or alleged violation of common law, including but not limited to claims of wrongful termination, harassment, violation of public policy, retaliation, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, interference with prospective economic and/or contractual relations, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, and invasion of privacy, (iv) Claims and Losses arising out of or relating to any actual or alleged breach of contract, express or implied, including any claim under the Employment Agreement or any stock option agreement or related plan or document, (v) Claims or Losses relating to the granting of, or the failure to grant,  stock options to Mr. Rusert or any claims that he may have in his capacity as a shareholder of the Company or any other company and (vi) Claims and Losses arising out of or relating to any claim for unpaid wages, bonus pay, commission pay, severance pay, expense reimbursement, vacation, personal days, sick leave, holiday pay, other compensation of any kind, life insurance, health or medical insurance, attorneys’ fees, workers’ compensation, disability benefits or any other fringe benefit of any kind; provided, however, that Mr. Rusert does not hereby release (i) any Claims or Losses arising under the Federal Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (which are the subject of a separate ADEA Release which may be entered into between the parties, a copy of which is attached hereto as Exhibit A), (ii) any of the Company’s obligations under this Agreement or under the ADEA Release, (iii) any claim that cannot be released under the law, (iv) any event occurring after the Effective Date of this Agreement and Release giving rise to any Claims or Losses; (v) any Claims or Losses arising out of any conduct by the Company, any subsidiaries of the Company, or any of its/their respective affiliated or related business entities (including each of their respective current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders for their actions or inactions in their capacity as such) which was knowingly fraudulent or deliberately dishonest (vi) any right of Mr. Rusert to indemnity or contribution by the Company pursuant to its Articles of Incorporation or Bylaws or (vii) any cross-complaint, counter claim, defense, or right of offset to any action or other proceeding initiated against Mr. Rusert by or on behalf of any shareholder(s) of the Company, its subsidiaries, or any of their respective affiliated or related business entities.  The provisions of this Section 7 are expressly intended for the benefit of the third parties released herein.

Section 8.   Release by the Company.  In consideration of the promises contained herein, except as specifically identified below, the Company, all subsidiaries of the Company and all of their respective affiliated or related business entities, and each of them, hereby freely and voluntarily relieves, releases and discharges Mr. Rusert from any and all Claims and Losses, known or unknown, suspected or unsuspected, fixed or contingent, which the Company, its subsidiaries and all of their respective affiliated or related business entities, and each of them, now has, ever had, or hereafter may have against Mr. Rusert as a result of facts or circumstances occurring prior to the Effective Date by reason of or relating to his employment by or other service to the Company or any subsidiary of the Company or the circumstances surrounding the termination thereof, or his service as a director of the Company or any subsidiary of the Company or the circumstances surrounding the termination thereof; provided, however, that this Agreement and Release shall not release (i) any Claims and Losses arising from Mr. Rusert’s conduct at any time after January 16, 2004, (ii) any Claims or Losses arising out of any conduct by Mr. Rusert which was knowingly fraudulent or deliberately dishonest, (iii) any obligations under any agreement referred to in Section 12(a) of this Agreement and Release, (iv) any rights of the Company or any other person arising under the Sarbanes-Oxley Act of 2002, or (v) Mr. Rusert from any of his obligations under this Agreement or under the ADEA Release.

Section 9.   Covenant Not to Sue.  Except to the extent required by law, neither party shall bring or induce or assist any other person in bringing, any claim, action or proceeding of any kind or nature against any person or entity released herein, directly or indirectly, regarding, connected with, arising out of, or relating to in any manner the claims released hereby.

Section 10.   Waiver of Certain Benefits.  Mr. Rusert and the Company acknowledge and represent that each is familiar with the provisions of Section 1542 of the California Civil Code which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE , WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Except for the rights or obligations expressly provided for herein, Mr. Rusert and the Company knowingly, voluntarily and expressly waive any rights and benefits arising under Section 1542 of the California Civil Code and any other statute or principle of similar effect.  Mr. Rusert and the Company also hereby assume the risk of any mistake in fact existing in connection with the true facts involved, or with regard to any facts which are now unknown to either party.

Section 11.   No Admission of Wrongdoing.  This Agreement and Release does not constitute an admission by either party of any liability or wrongdoing, all such liability being expressly denied, and no provision of this Agreement and Release shall be construed as an admission or concession by either party of any liability or wrongdoing.

Section 12.   Continuing Obligations of Mr. Rusert.

(a)          Proprietary Information.  Mr. Rusert acknowledges that during his employment with the Company he came into possession of trade secrets or other confidential and proprietary information of the Company (all of which will be referred to in this Agreement and Release as “proprietary information”), specifically including, among other things, the identity of clients and prospective clients of the Company, client files and detailed information concerning client needs or requirements, product designs, drawings and specifications, or drafts thereof, formulae, product planning information, market surveys and forecasts, software codes, pricing, cost and margin information and other financial information and records of the Company.  The parties hereto agree that proprietary information shall not include: (a) the names and contact information of the shareholders of the Company, its subsidiaries, and their respective affiliated or related business entities, (b) information publicly known through no wrongful act or breach of any obligation and/or fiduciary duty of confidentiality on the part of Mr. Rusert and/or any third party, and/or (c) information developed by Mr. Rusert and/or some third party independently of the Company without any wrongful act or breach of any obligation and/or fiduciary duty of confidentiality on the part of Mr. Rusert or such third party.  With the foregoing exceptions, Mr. Rusert acknowledges that the foregoing types of proprietary information are highly confidential to the Company and that the Company spends significant time and resources in safeguarding such information, and such proprietary information is valuable and gives a competitive advantage to the Company, and could not, without great expense and difficulty, be obtained or duplicated by others who have not been able to acquire such information by virtue of employment with the Company.  Mr. Rusert agrees that he will maintain such proprietary information in strict confidence after his employment with the Company ends for the sole benefit of the Company, unless he first obtains the prior written consent of either the Chairman of the Board or the President of the Company.  Mr. Rusert further acknowledges and agrees that he shall not communicate or disclose, directly or indirectly, to any person or firm, or use at any time, any of the Company’s proprietary information, for any purpose, except insofar as he may be authorized and approved as described herein.  The information will remain proprietary for as long as the information is considered confidential by the Company.  In the event of any breach or threatened breach of such obligations by Mr. Rusert, the Company shall have the right to seek injunctive or other equitable remedies for such breach.

(b)         Nonsolicitation.  As set forth in Section 5 of the Employment Agreement, Mr. Rusert has agreed, and hereby confirms his agreement, that, for a period of one year following the date of this Agreement and Release, he shall not, directly or indirectly, for any reason whatsoever, (i) solicit or induce, or attempt to solicit or induce, employees of, consultants to, or independent contractors of, the Company or its subsidiaries to terminate their employment, engagement or affiliation with the Company or in any way interfere with the relationship between the Company or any of its subsidiaries, on the one hand, and any such employee of, consultant to, or independent contractor of the Company or any of its subsidiaries, on the other hand, (ii) knowingly employ or retain for the benefit of a party other than the Company, any such employee of, consultant to, or independent contractor of the Company or any of its subsidiaries during a period of three months after the termination of such employee’s, consultant’s or independent contractor’s employment, engagement or affiliation with the Company or any of its subsidiaries unless such retainer is not competitive, and does not interfere with, the simultaneous retention of such consultant or independent contractor by the Company, or (iii) induce customers or vendors of the Company, or any independent knowledge workers or other information technology professionals, or end user organizations that have a business relationship with the Company, to alter or terminate their business relationship with the Company or any of its subsidiaries.

(c)          Return of Company Property.  Except as provided in the ADEA Release, upon the execution of this Agreement and Release, Mr. Rusert shall return to the Company any and all Company property in his possession or control (e.g., equipment, office keys, business records, laptop computer, cell phone, credit cards, etc).   In the event that Mr. Rusert shall discover at any time that he has not returned any Company property in his possession or control, he shall immediately return such property to the Company.

Section 13.   Indemnification.  The Company shall defend and indemnify Mr. Rusert from and against any claims by any third parties or those parties otherwise released herein for which Mr. Rusert would have been indemnified or against which Mr. Rusert would have been defended by the Company or Company’s insurer, in each case in a manner consistent with the Company’s practice or policy with respect to the defense and indemnification of its past and present officers and directors.

Section 14.   Amendments.  No modification, amendment or waiver of any of the provisions contained in this Agreement and Release, or any future representation, promise, or condition in connection with the subject matter hereof, shall be binding upon any party hereto unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

Section 15.   Severability.  If any provision of this Agreement and Release shall for any reason be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not be affected or impaired thereby and such remaining provisions of this Agreement and Release shall remain in full force and effect.  Moreover, if any one or more of the provisions of this Agreement and Release shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law.

Section 16.   Governing Law.  This Agreement and Release is entered into in the State of California, and shall be interpreted for all purposes consistent with the laws of the State of California, without regard to its conflicts of law provisions.

Section 17.   Interpretation.  Each party has cooperated in the drafting and preparation of this Agreement and Release, and this Agreement and Release shall not be construed against any party on the basis that the party was the drafter.

Section 18.   Representations and Warranties.  Each party hereto represents and warrants to the other that said party: (a) has not assigned or transferred any portion of the claims released herein to any other individual, or entity, and that no other individual or entity has any lien, claim or interest in any of such claims; and (b) has the sole and absolute authority to settle, dismiss, release and/or discharge all claims settled, dismissed, released and/or discharged under this Agreement and Release on behalf of such party (including, with respect to Company and the claims of its subsidiaries) and to bind said parties to the terms of this Agreement.

Section 19.   Integrated Document.  The parties agree that this Agreement and Release is a single, integrated written contract expressing the entire agreement of the parties with respect to the subject matter hereof.  The parties acknowledge that no other promises, agreements, representations, or warranties, whether express or implied in law or in fact, have been made about the subject matter hereof by any party to this Agreement and Release, except as specifically set forth in this Agreement and Release.  All prior and contemporaneous discussions and negotiations about the subject matter herein have been and are merged and integrated into, and are superseded by, this Agreement and Release.  This Section 18 is not intended in any way to abrogate the separate agreement of the parties pursuant to the ADEA Release referred to in Section  7.

Section 20.    No Assignment.  Mr. Rusert may not assign, pledge, anticipate or in any way create a lien upon any payment or benefit provided under this Agreement and Release, and no such payment or benefit shall be assignable in anticipation of payment, either by voluntary or involuntary acts or by operation of law.

Section 21.   Arbitration.  All controversies, claims, disputes, and matters in question arising out of, or relating to, this Agreement and Release, or the breach thereof, including any claim for fraud, misrepresentation or deceit, shall be decided by arbitration in Orange County, California, accordance with the provisions of this paragraph.  The arbitration proceedings shall be conducted under the applicable rules of the Judicial Arbitration Mediation Services (“JAMS”), the Alternative Resolution Centers (“ARC”) or other mutually agreed upon alternative dispute resolution agency.  The arbitration board will consist of one arbitrator chosen by the parties.  If the parties cannot agree upon an arbitrator, the parties shall submit to the procedure utilized by JAMS, ARC or other alternative resolution agency, as the case may be, to choose an arbitrator.  The decision of the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final, and binding on the parties, his/its respective heirs, legal representatives, successors, and assigns.  The arbitrator shall be bound to follow California law and case precedent.  Any decision of the arbitrator will not be binding if the arbitrator fails to follow California law and case precedent.  The losing party shall pay to the successful party its expenses in the arbitration for arbitration costs, including arbitrator’s fees and attorneys’ fees, fees for expert testimony, and for other expenses of presenting its case.  Notwithstanding the above, either party may, in its discretion, obtain any provisional remedy including without limitation, injunctive or similar relief, from any court or competent jurisdiction as may be necessary to protect their respective rights and interests if necessary to avoid irreparable harm, including without limitation, under Section 6 and Section 12.  The provisions of California Code of Civil Procedure § 1283.05 as well as any amendments or revisions thereto are incorporated into this Section 21 by reference, with the exception that, for the arbitration of matters not involving claims of breach of fiduciary duty, fraud, misrepresentation or deceit, each party to this Agreement and Release may take up to a maximum of five (5) depositions.

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[Signature page and Section 22  (Consultation with Legal Counsel) follow]

Section 22.   Consultation with Legal Counsel.  Mr. Rusert represents that he (i) has consulted with an attorney of his choosing duly admitted to practice law in the State of California concerning the form and content of this Agreement and Release, (ii) has considered the advice of such legal counsel before signing this Agreement and Release, (iii) fully understands the terms and conditions of this Agreement and Release, (iv) is signing this Agreement and Release of his own free will without force or coercion of any kind and (iv) is not signing this Agreement and Release under duress.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and Mutual Release effective as of the date first written above.

ARTEMIS INTERNATIONAL
SOLUTIONS CORPORATION

By:
MICHAEL J. RUSERT
Title:

EXHIBIT A

RELEASE OF ADEA CLAIMS

This Release of ADEA Claims (this “ADEA Release”) is entered into effective as of January     , 2004 by and between Michael J. Rusert (“Mr. Rusert”) and Artemis International Solutions Corporation (the “Company”).

BACKGROUND

WHEREAS, Mr. Rusert and the Company have entered into that certain Separation Agreement and Mutual Release effective as of January 22, 2004 (the “Separation Agreement and Mutual Release”);

WHEREAS, Mr. Rusert did not release the Company in the Separation Agreement and Mutual Release from any claims he may have under the Federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act;

WHEREAS, the Company and Mr. Rusert have separately negotiated for the release of any and all such claims on the terms set forth in this ADEA Release;

NOW,  THEREFORE, in consideration of the covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Rusert hereby agree as follows:

AGREEMENT

Section 1.   Release of ADEA Claims.  In consideration of the promises contained herein, Mr. Rusert hereby freely and voluntarily relieves, releases and discharges the Company, any subsidiaries of the Company, and all of their respective affiliated or related business entities, including each of their respective current, former and future officers, directors, employees, agents, representatives, attorneys and shareholders, for actions or inactions taken in their capacity as such, from any and all claims, actions, causes of action at law or in equity, obligations, demands, liabilities, costs, expenses or losses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, that Mr. Rusert now has or ever had under the Federal Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (the “ADEA Claims”).  Except to the extent required by law or preserved under the Separation Agreement and Mutual Release, Mr. Rusert agrees not to bring, induce or assist any other person in bringing, any claim, action or proceeding of any kind or nature against any person or entity released herein, directly or indirectly, regarding, connected with, arising out of, or relating in any manner to the claims released hereby in any forum whatsoever.  The provisions of this Section 1 are expressly intended for the benefit of the third parties released herein.

Section 2.  Agreement by the Company.  In consideration of the release provided in Section 1, the Company shall continue to make the payments on the leased automobile that was provided to Mr. Rusert during the term of his employment with the Company (the “Leased Car”) through the remainder of the current lease term and shall continue to allow Mr. Rusert to use the Leased Car during such period.  Except to the extent such cost, liability, obligation or expense has already accrued as of January 15, 2004, Mr. Rusert shall indemnify and hold the Company harmless from any cost, liability, obligation or expense related to the Leased Car other than the obligation to make the lease payments for the remainder of the current lease term as provided in the immediately preceding sentence.  Without limiting the generality of the foregoing, Mr. Rusert shall (i) continue to honor all terms of the lease agreement (other than the requirement to make the lease payments, which will be made by the Company), (ii) maintain at his own expense the required insurance on the Leased Car, (iii) provide periodic maintenance for the Leased Care at his own expense to ensure that the warranty requirements for the Leased Car are met, (iv) bear all operating expenses related to the Leased Car (e.g., fuel, oil, etc.), (v) be responsible for and indemnify the Company against any damage to the Leased Car, and (vi) return the Leased Car to the leasing company at the expiration of the current lease term or extend the lease or purchase or sell the Leased Car to any person or entity, provided however, that, in connection with such lease extension, purchase or sale, Mr. Rusert obtains a complete release of the Company’s obligations under such lease and with respect to the Leased Car.

Section 2.   Acknowledgement.  Mr. Rusert acknowledges that (i) the Company’s agreement in Section 2 is in addition to anything of value to which he is already entitled, (ii) he has been offered a period of at least twenty-one (21) days to consider whether to agree to waive his ADEA Claims and (iii) he has been informed that he has a right to and should consult with an attorney of his choice at any time prior to signing this ADEA Release.

Section 3.   Right to Revoke.  Mr. Rusert shall have the right to revoke this ADEA Release at any time within seven

(7) days after signing and delivering it to the Company’s General Counsel at the Company, and this ADEA and Release shall not become effective or enforceable until the expiration of such seven (7) day revocation period.  If Mr. Rusert elects to revoke this ADEA Release during such seven (7) day period, the Company will not be required to fulfill the agreement set forth in Section 2, and Mr. Rusert shall be obligated to return the Leased Car to the Company concurrently with such revocation.  The revocation of this ADEA Release shall not affect in any way the terms and conditions of the Separation Agreement and Mutual Release, which shall remain in full force and effect even if Mr. Rusert revokes this ADEA Release.  The parties agree that any changes, whether or not material, agreed upon by the parties that are incorporated into this ADEA Release do not restart the 21-day consideration period referenced above and that Mr. Rusert is not required to wait (and may sign and deliver this ADEA Release without waiting) for the full 21 day period during which he has been permitted to review this ADEA Release.

Section 4.   Amendments.  No modification, amendment or waiver of any of the provisions contained in this ADEA Release, or any future representation, promise, or condition in connection with the subject matter hereof shall be binding upon any party hereto unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

Section 5.   Severability.  In the event any provision of this ADEA Release should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining portions of this ADEA Release shall remain in full force and effect.

Section 6.   Governing Law.  This ADEA Release is entered into in the State of California, and shall be interpreted for all purposes consistent with the laws of the State of California, without regard to its conflicts of law provisions.

Section 7.   Interpretation.  Each party has cooperated in the drafting and preparation of this ADEA Release, and this ADEA Release shall not be construed against any party on the basis that the party was the drafter.

Section 8.   Representations and Warranties.  Mr. Rusert represents and warrants that he has not assigned or transferred any portion of the claims released herein to any other individual, or entity, and that no other individual or entity has any lien, claim or interest in any of such claims, including but not limited to, any claim or interest arising out of, related to or connected with the matters referenced herein.

Section 9.   Integrated Document.  This ADEA Release is a single, integrated written contract expressing the entire agreement of the parties relating to the release of Mr. Rusert’s ADEA Claims as provided herein.  The parties acknowledge that no other promises, agreements, representations, or warranties, whether express or implied in law or in fact, have been made about the subject matter herein by any party to this ADEA Release, except as specifically set forth herein.  All prior and contemporaneous discussions and negotiations about the subject matter herein have been and are merged and integrated into, and are superseded hereby.

Section 10.   Arbitration.  All controversies, claims, disputes, and matters in question arising out of, or relating to, this ADEA Release, or the breach thereof, shall be decided by arbitration in Orange County, California in accordance with the provisions of this paragraph.  The arbitration proceedings shall be conducted under the applicable rules of the Judicial Arbitration Mediation Services (“JAMS”), the Alternative Resolution Centers (“ARC”) or other mutually agreed upon alternative dispute resolution agency.  The arbitration board will consist of one arbitrator chosen by the parties.  If the parties cannot agree upon an arbitrator, the parties shall submit to the procedure utilized by JAMS, ARC or other alternative resolution agency, as the case may be, to choose an arbitrator.  The decision of the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final, and binding on the parties, his/its respective heirs, legal representatives, successors, and assigns.  The arbitrator shall be bound to follow California law and case precedent.  Any decision of the arbitrator will not be binding if the arbitrator fails to follow California law and case precedent.  The losing party shall pay to the successful party its expenses in the arbitration for arbitration costs, including arbitrator’s fees and attorneys’ fees, fees for expert testimony, and for other expenses of presenting its case.  Notwithstanding the above, either party may, in its discretion, obtain any provisional remedy including without limitation, injunctive or similar relief, from any court or competent jurisdiction as may be necessary to protect their respective rights and interests if necessary to avoid irreparable harm.  The provisions of California Code of Civil Procedure § 1283.05 as well as any amendments or revisions thereto are incorporated into this Section 10 by reference, with the exception that, for the arbitration of matters not involving claims of breach of fiduciary duty, fraud, misrepresentation or deceit, each party to this Agreement and Release may take up to a maximum of five (5) depositions.

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[Signature page and Section 11 follow]

[Signature page to Release of ADEA Claims]

Section 11.   Consultation with Legal Counsel.  Mr. Rusert represents that he (i) has consulted with an attorney of his choosing duly admitted to practice law in the State of California concerning the form and content of this ADEA Release, (ii) has consider the advice of such legal counsel before signing this ADEA Release, (iii) fully understands the terms and conditions of this ADEA Release, (iv) is signing this ADEA Release of his own free will without force or coercion of any kind, (iv) is not signing this ADEA Release under duress and (v) understands that he has the right to revoke this ADEA Release at any time within seven (7) days after executing this ADEA Release and returning it to the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Release of ADEA Claims effective as of the date first written above.

ARTEMIS INTERNATIONAL
SOLUTIONS CORPORATION

By:
MICHAEL J. RUSERT
Title: